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                First Amendment to Bylaws of AVI BioPharma, Inc.

Article 1, Section 1.01. of the Company's Bylaws has been amended in its entirety to read as follows:

Section 1.01. ANNUAL MEETING: The annual meeting of the stockholders shall be held each year at a date, time and place as determined by the Board of Directors. At such meeting the stockholders entitled to vote shall elect candidates to fill positions to be vacated by members of the Board of Directors whose terms end as of the date of the annual meeting for that year, and to fill any new positions arising due to expansion of the Board of Directors which have not been filled by the Board.

Article 2, Section 2.01. of the Company's Bylaws has been amended in its entirety to read as follows:

Section 2.01. NUMBER AND ELECTION OF DIRECTORS: The number of directors of the corporation shall be determined from time to time by the Board of Directors, and within such limits, such number shall be fixed and increased or decreased from time to time by resolution of the Board of Directors. If the number of directors is fixed by the Board of Directors at six or less, the directors shall hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. If the number of directors is fixed by the Board of Directors at six or more, the directors shall be divided into two classes designated Class I and Class II, each class to be as nearly equal in number as possible. The directors elected at the 1999 annual meeting of shareholders shall be designated as Class I and the term of office shall expire at the 2001 annual meeting of shareholders. The directors elected at the 2000 annual meeting of shareholders shall be designated as Class II and the term of office shall expire at the 2002 annual meeting of shareholders. At each annual meeting of shareholders, each class of directors elected to succeed those directors whose terms expire shall be elected to serve for two-year terms and until their successors are elected and qualified, so that the term of one class of directors will expire each year. When the number of directors is changed within the limits provided herein, any newly created directorships, or any decrease in directorships, shall be so apportioned among the classes as to make all classes as nearly equal as possible, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent directors. Directors need not be residents of the State of Oregon or shareholders of the Corporation.